MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS OF
                 IDS LIFE VARIABLE ANNUITY FUND B

                     Tuesday, January 26, 1999

The regular meeting of the Board of Managers of IDS Life Variable Annuity Fund B was held following the IDS Life Series Fund, Inc. board meeting on Tuesday, January 26, 1999, at the offices of the Fund, IDS Tower, Minneapolis, Minnesota, pursuant to written notice duly given.

Mr. Richard W. Kling, President of the Fund, called the meeting to order and presided as Chairman. Ms. Mary Jo Olson acted as Secretary of the meeting. All members of the Board were present except Mr. Carl N. Platou. Also present were Ms. Mary J.
Malevich and Mr. Colin J. Lundgren.

The Chairman stated there was a change in the order of the agenda and that the first item to consider was the Investment Report.
Ms. Mary J. Malevich presented the report and a discussion ensued.

The Chairman stated that the next item to consider was the approval of the minutes of the meeting of the Board of Managers held November 5, 1998, and the following resolution was duly adopted:

      RESOLVED, That the minutes of the meeting of the Board of Managers held November 5, 1998, as presented to this meeting, are hereby approved.

The Chairman stated that the next item to consider was the approval of a contract holders meeting to be held June 9, 1999 and, after discussion, the following resolutions were duly adopted:

      RESOLVED, That a regular meeting of the Contract Holders be held on June 9, 1999, in the Success Conference Room, 6th floor, Roanoke Building, 730 Second Avenue South, Minneapolis, Minnesota for the purpose of (i) electing board members, (ii) ratifying the selection of auditors, and (iii) adding, modifying or eliminating some fundamental and non-fundamental investment policies.

      RESOLVED FURTHER, That the record date for the determination of contract holders entitled to notice of and to vote at said meeting or any adjournment or adjournments thereof, be and hereby is April 11, 1999.

The Chairman stated that the next item to consider was the approval of an addition and changes to certain fundamental and non-fundamental investment policies of the portfolios and, after discussion, the following resolutions were duly adopted:

      Fundamental Policies:

      WHEREAS, Each Fund has a number of fundamental investment policies that were established years ago; and

      WHEREAS, The Board of Managers is desirous of adding a fundamental policy to provide additional investment flexibility; and

      WHEREAS, The Board is desirous of conforming certain fundamental policies for purposes of facilitating compliance efforts; now, therefore, be it

      RESOLVED, That so long as the Fund complies with all applicable regulatory agencies and tax laws, and uses the investment policies consistent with the investment objectives of the Fund, then, subject to approval by shareholders,

           a. The policy authorizing participation in a borrowing and lending program subject to receipt of an exemptive order from the Securities and Exchange Commission, is approved.

           b.   The policy regarding concentration is revised as follows:
               "The Fund will not concentrate in any one industry."

      Non-Fundamental Policies:

      WHEREAS, Each Fund has a number of non-fundamental investment policies that were established years ago; and

      WHEREAS, The Board of Managers is desirous of eliminating certain fundamental policies that are no longer applicable;
      and

      WHEREAS, The Board is desirous of conforming certain non-fundamental policies for the purposes of facilitating compliance efforts; now, therefore, be it

      RESOLVED, That so long as the Fund complies with all applicable regulatory agencies and tax laws, and uses the investment policies consistent with the investment objectives of the Fund, then the policy regarding investing in illiquid securities is revised as follows: "The Fund will not invest in illiquid securities if, immediately after making such an investment, more than 10% of the Fund's net assets, at market, would be invested in such securities."

The Chairman stated that the next item to consider was the election of officers of the Fund and the following resolution was duly adopted:

      RESOLVED, That the following named persons be, and they hereby are, elected to the office of the Fund set forth opposite their names to serve, at the pleasure of the Board, until the next annual meeting of the Board of Managers and until their successors have been duly elected and qualified:

                Phyllis Aslanidis         Assistant Secretary
                Michael G. Kuchs          Assistant Secretary
                John D. Koslow            Assistant Treasurer
                Lois Pomerenk             Assistant Treasurer

The Chairman stated that the next item to consider was the Foreign Custody Report and directed the Board's attention to a report from Lorraine R. Hart dated December 22, 1998.
The Board reviewed the foreign custody arrangements for Third Quarter, 1998, and the Managers determined that said arrangements were appropriate.

The Chairman stated that the next item to consider was a report concerning agency brokerage transactions with affiliates and directed the Board's attention to memoranda from Agneta Toth dated November 9, 1998, December 3, 1998 and January 5, 1999. There were no agency trades during October, November and December, 1998.

The Chairman stated that the next item to consider was the review of procedures concerning interfund transactions and the following resolution was duly adopted:

      RESOLVED, That the investment manager is hereby directed to follow the procedures set forth in paragraphs 1 and 2 below for each purchase and sale of an equity security between two funds within the IDS
      Life Company Group:

           1. For each such transaction, the investment manager shall prepare a form which shall:

                a.   Identify the funds making the purchase and sale;

                b.   Identify the fund security;

                c. Explain the basis for the investment decision which shall be consistent with the policy of each fund, as recited in its registration statement and reports filed under the Investment Company Act of 1940;

                d. Identify the independent current market price of the security, which shall be

                     (1) For a security reported in the consolidated transaction reporting system, the last sales price reported immediately prior to the interfund transaction or if no reported transaction on that day, the average of the highest current independent bid and lowest current independent offer;

                     (2) For a security not reported in the consolidated transaction reporting system but the principal market is an exchange, the last sales price on that exchange immediately prior to the interfund transaction or if no reported transaction on that day, the average of the highest current independent bid and lowest current independent offer;

                     (3) For a security not reported in the consolidated transaction reporting system but is quoted in the NASDAQ System, the average of the highest current independent bid and lowest current independent offer reported in Level 1 of NASDAQ at the time of the interfund transaction;

                     (4) For all other securities, the average of the highest current independent bid and lowest current independent offer determined on the basis of reasonable inquiry. Should the security be priced pursuant to paragraph (4), the inquiry used shall be clearly described.

                e. Represent that the purchase and sale is for a security for which market quotations are readily available, is for no consideration other than cash payment against prompt delivery and that no brokerage commission, fee (except customary transfer fees) or other remuneration is paid in connection therewith; and

                f.   State the time of day and the price at
                     which the transaction was effected.

           2. The investment manager shall submit a copy of the form for each transaction to the Board of Managers at the next board meeting following the end of the calendar quarter in which the transaction to which the form relates was effected.

           3. The Secretary shall maintain and preserve each form with the minutes of the meeting at which such forms were considered for a period of not less than six years from the end of the fiscal year in which such transaction occurred. Further, the Secretary shall maintain and preserve permanently in an easily accessible place a written copy of these procedures, as set forth in paragraphs 1 and 2 hereof, which shall be submitted to the Board at least annually for review.

The Chairman stated that the next item to consider was a report concerning interfund transactions and directed the Board's attention to a memorandum from Tracy Latta dated January 1, 1999.
There were no interfund transactions for Fourth Quarter, 1998.

The Chairman stated that the next item to consider was the selection of independent auditors of the Fund for 1999 and the following resolutions were duly adopted:

      RESOLVED, That the firm of Ernst & Young is selected as the independent public accountants of the Fund for the year
      1999; and

      RESOLVED FURTHER, That such selection shall be submitted for ratification or rejection at the next succeeding meeting of the contract holders, and the employment of such firm is conditioned upon the right of the Fund by vote of a majority of outstanding voting securities, at any meeting called for that purpose, to terminate such employment forthwith without any penalty; and

      RESOLVED FURTHER, That the officers of the Fund are authorized, on behalf of the Fund, to pay the reasonable fees and expenses of such firm in connection with services rendered to the Fund pursuant to such employment.

There being no further business to come before the meeting, it was duly adjourned.





                               _____________________________________
                               Mary Jo Olson
                               Assistant Secretary